Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OWENS CORNING

OWENS CORNING, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The name of the Corporation is Owens Corning. The Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on July 21, 2006 under the name Owens Corning (Reorganized) Inc.

B. An Amended and Restated Certificate of Incorporation, changing the Corporation’s name from Owens Corning (Reorganized) Inc. to Owens Corning was filed with the Secretary of State of the State of Delaware on October 30, 2006.

C. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, and amends and restates, in their entirety, the provisions of the Corporation’s Certificate of Incorporation.

D. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as set forth in Exhibit A attached hereto.

E. This Amended and Restated Certificate of Incorporation shall be effective at 12:05 a.m. Eastern Time on April 21, 2014.

IN WITNESS WHEREOF, Owens Coming has caused this Amended and Restated Certificate of Incorporation to be executed by the undersigned officer, thereunto duly authorized, on the 17th day of April, 2014.

OWENS CORNING
a Delaware corporation

By: /s/ John W. Christy
Name: John W. Christy
Title: Senior Vice President, General Counsel and Secretary

EXHIBIT A

FIRST. The name of the corporation (which is hereinafter referred to as the “Corporation’’) is Owens Corning.

SECOND. The Corporation’s registered office in the State of Delaware is located at The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL’’).

FOURTH. The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue is 410,000,000 shares, of which:

(a) 10,000,000 shares shall be Preferred Stock, issuable in series, of par value $.01 per share (“Preferred Stock”), and

(b) 400,000,000 shares shall be Common Stock of par value $0.01 per share (“Common Stock’’).

The designations, powers, preferences and rights, and the qualifications, limitations or restrictions of the Preferred Stock and the Common Stock are as follows:

A.	Preferred Stock

The Preferred Stock may be issued from time to time in one or more series and with such designation for each such series as shall be stated and expressed in the resolution or resolutions providing for the issue of each such series adopted by the Board of Directors of the Corporation (the “Board of Directors”). The Board of Directors in any such resolution or resolutions is expressly authorized to state and express for each such series:

(i) The designation of the series, which may be by distinguishing number, letter or title;

(ii) The number of shares of such series, which number the Board of Directors may thereafter (except where otherwise provided in such resolution or resolutions) increase or decrease (but not below the number of shares of such series then outstanding);

(iii) Voting rights, if any, including, without limitation, the authority to confer multiple votes per share, voting rights as to specified matters or issues or, subject to the provisions of this Amended and Restated Certificate of Incorporation, as amended, voting rights to be exercised either together with the holders of Common Stock as a single class, or independently as a separate class;

(iv) The rate per annum and the times at and conditions upon which the holders of shares of such series shall be entitled to receive dividends, the conditions and the dates upon which such dividends shall be payable and whether such dividends shall be cumulative or noncumulative, and, if cumulative, the terms upon which such dividends shall be cumulative;

(v) Redemption, repurchase, retirement and sinking fund rights, preferences and limitations, if any, the amount payable on shares of such series in the event of such redemption, repurchase or retirement, the terms and conditions of any sinking fund, the manner of creating such fund or funds and whether any of the foregoing shall be cumulative or noncumulative;

(vi) The rights to which the holders of the shares of such series shall be entitled on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(vii) The terms, if any, upon which the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and

(viii) Any other designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof so far as they are not inconsistent with the provisions of this Amended and Restated Certificate of Incorporation, as amended, and to the full extent now or hereafter permitted by the laws of the State of Delaware.

All shares of the Preferred Stock of any one series shall be identical to each other share of Preferred Stock of such same series in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if cumulative, shall be cumulative.

B.	Common Stock

(i) Whenever dividends upon the Preferred Stock at the time outstanding shall have been paid in full for all past dividend periods or declared and set apart for payment, such dividends as may be determined by the Board of Directors may be declared by the Board of Directors and paid from time to time to the holders of the Common Stock out of assets or funds of the Corporation legally available therefor.

(ii) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets and funds of the Corporation remaining after the payment to the holders of the Preferred Stock at the time outstanding of the full amounts to which they shall be entitled shall be distributed among the holders of the Common Stock according to their respective shares.

(iii) The shares of Common Stock shall entitle the holders of record thereof to one vote for each share upon all matters upon which stockholders have the right to vote, subject only to any exclusive voting rights which may vest in holders of the Preferred Stock under the provisions of any series of the Preferred Stock established by the Board of Directors pursuant to the authority provided in this Article Fourth.

C.	Non-Voting Stock

Notwithstanding anything herein to the contrary, the Corporation shall not be authorized to issue non-voting capital stock of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”); provided, however, that the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) only have such force and effect for so long as such Section 1123(a)(6) is in effect and applies to the Corporation and (iii) be deemed void or eliminated if required under applicable law.

FIFTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

SIXTH. The fact that the stockholders or directors or officers of the Corporation are, in whole or in part, the same as those of any other corporation or business entity shall not in any way affect the validity and enforceability of any agreement or transaction between the two corporations.

SEVENTH. The stockholders and directors shall have the power to hold their meetings, to have an office or offices and to keep the books of the Corporation (subject to the provisions of applicable law) outside of the State of Delaware at such places as may from time to time be designated by the Bylaws or by resolution of the Board of Directors or its designees.

EIGHTH.

(a)	The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors that constitute the whole Board of Directors shall be such number as shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. At each annual meeting of stockholders beginning in 2015, directors shall be elected annually for one-year terms expiring at the next succeeding annual meeting of stockholders. Notwithstanding the foregoing, the Class III directors elected at the 2012 annual meeting of stockholders shall continue to serve until the 2015 annual meeting of stockholders, the Class I directors elected at the 2013 annual meeting of stockholders shall continue to serve until the 2016 annual meeting of stockholders and the Class II directors elected at the 2014 annual meeting of stockholders shall continue to serve until the 2017 annual meeting of stockholders, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Beginning with the 2017 annual meeting of stockholders, the entire Board of Directors shall be subject to election at each annual meeting of stockholders and the Board of Directors will no longer be divided into classes. Notwithstanding anything contained in this Article Eighth to the contrary, the third annual meeting of stockholders following the date on which all conditions to the consummation of the Sixth Amended Joint Plan of Reorganization of Owens Corning and its Affiliated Debtors and Debtors-In-Possession (as Modified) (the “Plan”) filed pursuant to Section 1121(a) of the Bankruptcy Code and confirmed by an order of the United States Bankruptcy Court for the District of Delaware dated as of September 26, 2006 have been satisfied or waived as provided in Article XII of the Plan, and all acts, events, terms and conditions contemplated under the Plan to occur on the Effective Date have occurred (the “Effective Date”), shall not be held prior to the earlier of (i) the third anniversary of the Effective Date and (ii) the earlier of (x) if the Reserved New OCD Shares (as defined in the Plan, the “Reserved New OCD Shares”) are issued to the Asbestos Personal Injury Trust (as defined in the Plan, the “Asbestos PI Trust”), the date following such issuance on which the Asbestos PI Trust no longer owns, beneficially or of record, at least 1% of the then outstanding shares of common stock of the Corporation and (y) if all of the FAIR Act Conditions (as defined in the Plan, the “FAIR Act Conditions”) are satisfied in full, the date on which the last of the FAIR Act Conditions is satisfied in full. For purposes of this Amended and Restated Certificate of Incorporation, the Asbestos PI Trust shall be considered to own, beneficially and of record, Reserved New OCD Shares for so long as the Asbestos PI Trust is able to provide, upon request by the Corporation, evidence reasonably satisfactory to the Corporation of the Asbestos PI Trust’s ownership of such Reserved New OCD Shares.

(b)	Notwithstanding any other provisions of this Article Eighth, each director shall serve until his or her successor is duly elected and qualified, unless be or she shall die, resign, retire, become disqualified or be removed. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(c)	Any director may tender his or her resignation at any time. Subject to the rights of the holders of any series of Preferred Stock then outstanding with respect to directors appointed by the holders of such series of Preferred Stock, prior to and until the time at which the Board of Directors ceases to be classified pursuant to this Article Eighth, any director may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock (as hereinafter defined), voting together as a single class. For purposes of this Amended and Restated Certificate of Incorporation, “Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors. For purposes of this Article Eighth, “cause” shall mean (i) a director’s theft or embezzlement or attempted theft or embezzlement of money, or tangible or intangible assets or property, which results in a felony indictment or similar judicial proceeding; (ii) a director’s violation of any law (whether foreign or domestic), which results in a felony indictment or similar judicial proceeding; or (iii) a director’s gross negligence, willful misconduct or knowing violation of law, in the performance of the director’s duties; provided, however, the director shall have been given a reasonable period to cure any alleged cause under clause (iii) above (other than willful misconduct) prior to the taking of a vote on the director’s removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding with respect to directors appointed by the holders of such series of Preferred Stock, from and after the time at which the Board of Directors ceases to be classified pursuant to this Article Eighth, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class.

(d)	Director vacancies shall be filled in the manner set forth in the Bylaws of the Corporation.

(e)	Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by this Article Eighth unless expressly otherwise provided by the resolution or resolutions providing for the creation of such series.

(f)	Elections for directors shall not be by ballot unless demand is made for election by ballot by a stockholder entitled to vote for the election of directors. With respect to the election of directors, each stockholder shall be entitled to cast for any candidate for election as a director only one vote per share and stockholders shall not be entitled to cumulate their votes and cast them in favor of one candidate or distribute them among any two or more candidates.

(g)	Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation and subject to the other provisions of this Article Eighth, the Board of Directors shall determine the rights, powers, duties, rules and procedures that shall affect the directors’ power to manage and direct the business and affairs of the Corporation. Without limiting the foregoing, the Board of Directors shall designate and empower committees of the Board of Directors, shall elect and empower the officers of the Corporation, may appoint and empower other officers and agents of the Corporation, and shall determine the time and place of, and the notice requirements for, Board meetings, as well as quorum and voting requirements for, and the manner of taking, Board action.

NINTH. Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation. Any action required or permitted to be taken by the stockholders of the Corporation must be affected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law, special meetings of the stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors; provided, however, that during the period beginning on the Effective Date and ending on the earlier of (i) if the Reserved New OCD Shares are issued to the Asbestos PI Trust, the date of such issuance and (ii) if all of the FAIR Act Conditions are satisfied in full, the date on which the last of the FAIR Act Conditions is satisfied in full, no record date may be set for a special meeting of stockholders, nor may a special meeting of stockholders be called by the Board of Directors, if a purpose of such meeting is to amend, alter, modify, change or repeal, or to adopt a provision to the Amended and Restated Certificate of Incorporation or to the Bylaws inconsistent with, Article Eighth, Article Ninth, Article Tenth, Article Eleventh, Article Twelfth or Article Thirteenth hereofor Sections 2.2, 2.3, 2.4, 2.13, 2.14, 2.15 or 2.16 or Article X of the Bylaws.

TENTH.

(a)

The Corporation shall, to the fullest extent authorized or permitted by applicable law, indemnify any person made, or threatened to be made, a party to any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that he or she, his or her testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that such person, at the request of the Corporation, is or was serving as a director, manager, officer, employee or agent of any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise.

The indemnification provided in this Article Tenth shall not be deemed exclusive of any rights to which any person may be entitled under any other provision of this Amended and Restated Certificate of Incorporation or any provision of the Bylaws of the Corporation, any agreement, vote of stockholders or disinterested directors, or otherwise.

(b)	No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit.

(c)	No amendment to or repeal of this Article Tenth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ELEVENTH. Subject to Article Thirteenth hereof, the Board of Directors may make, amend or repeal the Bylaws of the Corporation adopted by the stockholders, subject to any specific limitation on such rights contained in the Bylaws, including Article X thereof. Subject to Article Thirteenth hereof and Article X of the Bylaws, any Bylaw made by the Board of Directors under the powers conferred hereby may be amended or repealed by the Board of Directors (except as specified in any Bylaw so made or amended) or by the stockholders in the manner provided in the Bylaws of the Corporation. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation or the Bylaws to the contrary except Article Thirteenth hereof and the last sentence of Article X of the Bylaws, prior to the second anniversary of the Effective Date, the Bylaws set forth in Section 2.10 of the Bylaws may not be amended or repealed by the stockholders or the Board of Directors, and no provision inconsistent therewith may be adopted by the stockholders or the Board of Directors, without the affirmative vote of the holders of at least a majority of the outstanding Voting Stock, voting together as a single class. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation or the Bylaws to the contrary except the other provisions of this Article Eleventh and Article Thirteenth hereof and Article X of the Bylaws, the Bylaws set forth in Sections 1.7, 1.8, 2.2, 2.3, 2.4, 2.13, 2.14, 2.15 and 2.16 and Article X of the Bylaws may not be amended or repealed by the stockholders or the Board of Directors, and no provision inconsistent therewith may be adopted by the stockholders or the Board of Directors, without the affirmative vote of the holders of at least 75% of the outstanding Voting Stock, voting together as a single class. Subject to Article Thirteenth hereof, the Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

TWELFTH.

(a)	Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary except Article Thirteenth, Article Eighth, Article Ninth, Article Tenth, Article Eleventh and Article Thirteenth hereof shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted by the stockholders without the affirmative vote of the holders of at least 75% of the outstanding Voting Stock, voting together as a single class. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary except Article Eleventh and Article Thirteenth, the affirmative vote of the holders of at least 75% of the outstanding Voting Stock, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this paragraph (a) of Article Twelfth.

(b)	Subject to Article Eleventh, paragraph (a) of Article Twelfth and Article Thirteenth hereof, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, or any amendment thereof, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

THIRTEENTH. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, during the period beginning on the Effective Date and ending on the earlier of (A) if the Reserved New OCD Shares are issued to the Asbestos PI Trust, the date following such issuance on which the Asbestos PI Trust no longer owns, beneficially or of record, at least 1% of the then outstanding shares of common stock of the Corporation and (B) if all of the Fair Act Conditions are satisfied, the date on which the last of the Fair Act Conditions is satisfied in full, Article Eighth, Article Ninth, Article Tenth, Article Eleventh, Article Twelfth and Article Thirteenth hereof and the Bylaws set forth in Sections 2.2, 2.3, 2.4, 2.13, 2.14, 2.15 and 2.16 and Article X of the Corporation’s Bylaws may not be amended or repealed in any respect, and no provision inconsistent therewith may be adopted by the stockholders or the Board of Directors, if such amendment, repeal or provision could (i) in any way adversely affect the rights provided under Section 5.l8(a) of the Plan to the Asbestos PI Trust, the Future Claimants’ Representative (as defined in the Plan, the “Future Claimants’ Representative”), the Asbestos Claimants’ Committee (as defined in the Plan, the “Asbestos Claimants’ Committee”) and/or the TAC (as defined in the Plan, the “TAC’’), (ii) shorten the term of any director of the Corporation named, appointed, designated or nominated, pursuant to the rights granted under Article II of the Corporation’s Bylaws, by the Future Claimants’ Representative, the Asbestos Claimants’ Committee, the Asbestos PI Trust and/or the TAC or (iii) alter, modify, repeal or amend this Article

Thirteenth, without, in each case, (x) the affirmative vote of the holders of at least 75% of the outstanding Voting Stock, voting together as a single class, and (y) the prior written consent of the Asbestos PI Trust.

[Remainder of Page Intentionally Left Blank]